UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2005

ID-CONFIRM, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State of Incorporation)

0-50489

(Commission File Number)

98-0222930

(I.R.S. Employer Identification Number)

Suite 400, 1800 Boulder Street, Denver, Colorado 80211-6400

(Address of principal executive offices, including zip code)

(303) 458-5727

(Registrant's telephone Number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 5, 2005, we announced that we entered into a Master Distribution Agreement with BBD Best Brands Distribution Ltd. of Bucharest, Romania, effective August 31, 2005. This agreement sets forth terms and conditions for the delivery of our biometric security devices and accompanying software to BBD for their distribution in the Black Sea Region. In the first year of the three-year agreement, we will deliver IDCO mobile biometric products, touchStar biometric time & attendance devices as well as USB biometric flash drives. The initial shipment will include 220 USB biometric flash drives (1GB) and 20 touchStar devices. The agreement sets forth terms that as sales occur additional product will be shipped from our company to maintain a base inventory at BBD.

The agreement was the culmination of a one month pilot program with Euro Media. We completed installation and activation of our proprietary facility access and employee control system for the EuroMedia Group headquartered in

Bucharest, Romania during this time. EuroMedia Group currently controls 60% of the outdoor advertising and billboard ad market nationwide in Romania. EuroMedia Group has embarked on a recent corporate program of enhancing its information technology and corporate security systems. Information on the company is available at www.euromediagroup.ro.

Item 9.01 Financial Statements and Exhibits.

10.1 Distributorship Agreement dated August 31, 2005 between id-Confirm, Inc. and BBD Best Brands Distribution Ltd.

99.1 News release dated October 5, 2005.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ID-CONFIRM, INC.

Per: /s/ Robert A. Morrison IV

Robert A. Morrison IV

President and CEO

Dated: October 6, 2005